Pricing  Supplement  No.  8                      Filing  under  Rule  424(b)(3)
Dated     January  23,  2003                     Registration File No. 333-85967
Cusip  #  948  74R  CF1

                           WEINGARTEN REALTY INVESTORS
                           MEDIUM-TERM NOTES, SERIES A

Principal  amount:  $6,000,000                   Floating  Rate  Notes:  N/A
Interest  Rate  (if  fixed  rate):  5.5%         Interest rate basis:  N/A
Stated  Maturity:  January  28,  2013                     Paper  Rate
Specified  Currency:  U.S.  $                             Prime  Rate
Applicable  Exchange  Rate  (if  any):                    LIBOR
    U.S.  $1.00  =  N/A                                   Treasury  Rate
Issue  price  (as  a  percentage  of                      CD  Rate
    principal  amount):  100%                             Federal  Funds  Rate
Selling  Agent's  commission  (%):  0.625%                Other
Purchasing  Agent's  discount                    Index  Maturity:  N/A
    or  commission  (%):  N/A                    Spread:  N/A
Net proceeds to the Company (%): 99.375%         Spread  Multiplier:  N/A
Settlement  date  (original                      Maximum  Rate:  N/A
    issue  date):01/28/03                        Minimum  Rate:  N/A
Redemption  Commencement                         Initial  Interest  Rate:  N/A
    Date  (if  any):  N/A                        Interest  Reset  Date(s):  N/A
Interest  Determination Date(s):  N/A            Optional Repayment Date: N/A
Calculation  Date(s):  N/A                       Cusip  #  948  74R  CF1
Interest  Payment  Date  (s):  3/15,  9/15
Regular  Record  Date(s):  3/1,  9/1

     Redemption prices (if any): The Redemption Price shall initially be N/A % of the principal amount of such Notes to be redeemed.

     If such Notes are denominated in other than U.S. dollars, the applicable Foreign Currency Supplement is attached hereto.

     Additional  terms:  N/A

     As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $157,000,000.

     "N/A"  as  used  herein  means  "Not  Applicable."

                               Wachovia Securities